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Exhibit (9)(h)

               FIFTH AMENDMENT TO THE TRANSFER AGENCY AGREEMENT

AGREEMENT made as of July 16 , 1996, by and between Sanford C. Bernstein Fund, Inc. (the "Fund") and State Street Bank and Trust Company, a Massachusetts trust company having its principal office and place of business at 225 Franklin Street, Boston, Massachusetts, 02110 (the "Transfer Agent");

WHEREAS the Transfer Agent and the Fund are parties to a Transfer Agency Agreement dated October 12, 1988, as amended April 30, 1990, March 18, 1992, April 19, 1994 and August 21, 1995 (the "Transfer Agency Agreement"); and

WHEREAS, Sanford C. Bernstein & Co., Inc., the Fund's investment advisor ("Bernstein"), intends to make available to certain of its customers, a qualified plan program (the "Program") pursuant to which the customers ("Employers") may adopt certain prototype defined contribution plans ("Plan" or "Plans") qualified under section 401(a) of the Internal Revenue Code of 1986, as amended ("Code"); and

WHEREAS, Trust Consultants, Inc. ("TCI") is mass submitter sponsor in accordance with IRS procedure 89.9 of the Plans to be adopted by Employers who participate in the Program and each Employer who participates in the Program shall retain TCI to provide certain administrative services to the Plan adopted by the Employer and appoint the Transfer Agent to serve as trustee of the trust(s) established under the Plan(s) (in such capacity, the "Trustee");

WHEREAS, the Fund will make available to Plans, for investment pursuant to the Plans, shares ("Shares") of the following portfolios of the Fund: Bernstein Intermediate Duration Portfolio, Bernstein Short Duration Plus Portfolio, Bernstein International Value Portfolio, Bernstein Emerging Markets Value Portfolio (the "Portfolios"); and

WHEREAS, the Transfer Agent and the Fund wish to amend the Transfer Agency Agreement to provide for the Transfer Agent to maintain records and provide certain additional services to the Fund as set forth in Articles 1 through 5 hereof and to make the other amendments to the Transfer Agency Agreement set forth in Article 6 hereof.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1. Availability of Shares

1.1 The Fund will give the Transfer Agent and each Participating Employer one hundred and twenty (120) days prior notice of the Fund's ceasing to offer Shares to Plans, or the best possible notice in the event that the Fund is required by law to cease offering Shares.

2. Appointment of the Transfer Agent as Record-Keeper

2.1 Each Employer participating in the Program who retains TCI and appoints the Transfer Agent to serve as Trustee is hereinafter referred to as a

"Participating Employer". For each Plan of a Participating Employer, the Transfer Agent shall maintain individual 401(k) accounts on its records in its name as Trustee for the benefit of the individual 401(k) Plan participants (the "Plan Participants") and shall provide to the Fund all of the services described in Article 1 of the Transfer Agency Agreement with respect to Plan Participants as if they were Shareholders (as defined in the Transfer Agency Agreement) of the Fund.

3. Acknowledgments About the Transfer Agent, the Fund and Bernstein

3.1 The Transfer Agent and the Fund agree that:

(a) The Transfer Agent shall have no responsibility for the selection of any investments made for the Plans other than to provide the services set forth in
Article 2 hereof; and

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(b) in any communication from the Transfer Agent to any prospective or actual
Employer adopting a Plan or to any Plan Participant, the Transfer Agent shall not state or represent that it has any investment discretion or other power concerning investments of any Plan or shall act as Plan Administrator or have administrative or other responsibility for the administration or operation of any Plan except as set forth herein.

4. Fees and Expenses; Indemnification

4.1 For the performance by the Transfer Agent pursuant to this Agreement, the Fund agrees to pay the Transfer Agent fees for each Plan Participant investment account as set out in the initial Fee Schedule attached hereto.

4.2 The parties agree that there is added to Section 5.01 of the Transfer Agency Agreement, immediately following subparagraph (e) thereof, the following subparagraph:

(f) the failure of a Participating Employer to properly direct the investment of funds in cases where no Participant directions are received or where Participant directions cannot otherwise be implemented.

5. Covenants of the Fund and the Transfer Agent

5.1 The Transfer Agent shall keep records relating to the services to be performed hereunder in such form and manner as it may deem advisable. The Transfer Agent agrees that all such records prepared or maintained by the Transfer Agent relating to the services to be performed by the Transfer Agent hereunder are the property of the Fund and each Plan or each Plan Participant as the case may be, and will be preserved, maintained and made available to each Plan or each Plan Participant as the case may be, upon their request.

5.2 The Transfer Agent and the Fund agree that all books, records, information and data pertaining to the business of the other party which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law.


5.3 In case of any requests or demands for the inspection of the Plan Participant records, the Transfer Agent will notify the Fund and the Fund will endeavor to secure instructions from an authorized officer of the applicable Participating Employer as to such inspection. The Transfer Agent reserves the right, however, to exhibit the Plan Participant records to each Plan Participantor to any person whenever it is advised by counsel that it may be held liable for the failure to exhibit the Plan Participant records to such person.

5.4 The Fund agrees that at the time that a Program is adopted by a Participating Employer and an agreement is entered into between the Fund or Bernstein and the Participating Employer, the Fund or Bernstein shall require, as part of such agreement with the Participating Employer that the Participating Employer or another authorized fiduciary of the Plan deliver directions to the Trustee regarding the investment of plan assets for which no Participant directions are received or where implementing Participant directions is administratively infeasible.

6. Data Access and Proprietary Information

6.1 The Fund acknowledges that the data bases, computer programs, screen formats, report formats, interactive design techniques, and other information furnished to the Fund by the Transfer Agent constitute copyrighted trade secrets or propriety information of substantial value to the Transfer Agent. Such databases, programs, formats, designs, techniques and other information constitute "Proprietary Information" of the Transfer Agent. The Fund agrees that it shall treat all such Proprietary Information as proprietary to the Transfer Agent and further agrees that it shall not divulge any Proprietary Information to any person or organization except as required pursuant to the Program or as expressly permitted hereunder. The Fund agrees for itself and its employees and agents:

(a) to use such programs and databases (i) solely on the Fund's computers, or
(ii) solely from equipment at the locations agreed to between the Fund and the Transfer Agent and (iii) in accordance with the Transfer Agent's applicable user documentation;

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(b) to refrain from copying or duplicating in any way (other than in the normal course of performing processing on the Fund's computers) any part of any Proprietary Information;

(c) to refrain from obtaining unauthorized access to any programs, data or other information not owned by the Fund, and if such access is accidentally obtained, to respect and safeguard as Proprietary Information of the Transfer Agent;

(d) to refrain from causing or allowing information transmitted from the Transfer Agent's computer to the Fund's terminal to be retransmitted to any other computer terminal or other device except as expressly permitted by the Transfer Agent, (such permission not to be unreasonably withheld);

(e) that the Fund shall have access only to those authorized transactions as agreed to between the Fund and the Transfer Agent; and

(f) to honor reasonable written requests made by the Transfer Agent to protect at the Transfer Agent's expense the rights of the Transfer Agent in Proprietary Information at common law and under applicable statutes.

Each Party shall take reasonable efforts to advise its employees and agents of their obligations pursuant to this Section 6.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Transfer Agency Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

SANFORD C. BERNSTEIN FUND, INC.
By:  Jean Margo Reid
Title:  Secretary
Attest:  Louis Mangan

STATE STREET BANK AND TRUST COMPANY
By:  Ronald E. Logue
Title:  Executive Vice President
Attest:  Francine D. Hayes

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Fee Schedule

There will be an annual account maintenance fee of $10 for each investment account maintained pursuant to this Fifth Amendment to the Transfer Agency Agreement. The fees provided for in this Fee Schedule are separate from the fees and expenses for other transfer agency accounts and services provided for in
Article 2 of the Transfer Agency Agreement.